PRESS RELEASE

Anthony C. Weagley, Vice President & Treasurer
(908) 206-2886

CENTER BANCORP, INC. ANNOUNCES BALANCE SHEET RESTRUCTURE AND
 INCREASE IN SHARE REPURCHASE PROGRAM

Union, New Jersey, March, 27, 2006 ---Center Bancorp Inc. (NASDAQ, NM: CNBC), parent company to Union Center National Bank of Union, New Jersey, today announced that it had restructured its balance sheet as well as received Board approval to increase its current share buyback program to 5% of outstanding shares, enhancing its current authorization by 405,548 shares. The total buyback authorization now stands at 671,802 shares.

As part of the restructuring, the Company sold $88.0 million of available-for-sale securities, which were yielding less than 4 percent. The sale will result in an after-tax charge of approximately $2.4 million, which will result in the Company’s recording a loss for the first quarter of 2006. The proceeds from the sale of securities were utilized to reduce the Company's short-term borrowings and wholesale funding sources by $85.0 million. As a result of this deleveraging, short-term borrowings were reduced to $98.5 million at March 23, 2006. Of this remaining amount, approximately $41 million of short-term borrowings constitutes commercial sweep accounts and are considered core deposits of the Bank. The Company expects that its net interest margin will improve by approximately 30 basis points as a result of these actions, and for the year, earnings per share will improve between $0.03 and $0.06.

Management and the Board continue to review other ways in which to enhance profitability and returns to shareholders. As part of these efforts, the Board approved an increase in the number of shares of common stock which management is authorized to repurchase to 5% of the Company’s common stock. Any such purchases may be made, from time to time, in the open market, in privately negotiated transactions or otherwise.

The Corporation also announced that it has completed an efficiency review performed by the Kafafian Group. The Board will review the report for opportunities to effect cost reductions and efficiencies to improve earnings. The Corporation anticipates being able to move forward with initiatives in the second quarter of this year. Areas of consideration include vendor contracts and branch efficiencies.

Commenting on the Company's actions, President and Chief Executive Officer John J. Davis stated: "We commenced deleveraging the balance sheet in the fourth quarter of 2005 and we now have accelerated that process to improve the Company's interest rate risk profile. Both management and the Board believed it was prudent to accelerate the process in order to enhance the Company’s net interest margin and profitability. Accordingly, we took advantage of an opportunity to unwind a leveraged investment portfolio. In reviewing our alternatives, our foremost consideration has been the creation of long-term shareholder value by enhancing the core Bank. Our near-term goal is to improve the net interest margin above 3%. Longer term, our goal is to enhance our loan growth and our core deposit growth. Our strong capital position allows us to combine these deleveraging efforts with an increase in the shares authorized for our stock repurchase program. We believe the additional capacity to repurchase shares provides the flexibility to allocate capital as we seek to maximize shareholder returns.

Mr. Davis commented further: “Our decisions to act were due in part as a result of deposit outflows of $100 million that we experienced at the beginning of the first quarter. The deposit outflows appear to have been an isolated incident, related to some larger relationships and municipal related entities. We made the decision to let these outflows occur rather than compete for these deposits at rates higher than the short-term borrowings rate. As a result, we had to increase our short-term borrowings. Although near-term earnings will be impacted, the deleveraging of the balance sheet enhances the quality of the Company’s financial position in future periods."

"By taking these actions now, we are better positioned to deal with the rise in interest rates and flattening of the yield curve that we believe will continue this year, and to compete in a changing market on the basis of our core strengths," Mr. Davis said. "We can now focus on our strengths--our core Bank’s profitability and credit quality.”

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations, which are scheduled to be operational in 2006.

Union Center National Bank is the largest commercial Bank headquartered in Union County, New Jersey; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

All non-historical statements in this press release (including statements regarding projected improvements in net interest margin, earnings and earnings per share, potential cost reductions, the timing of cost reduction initiatives, an improved interest rate risk profile, the achievement of near term and long term goals, the results of deleveraging and future trends in interest rates and the yield curve) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, the Company’s ability to expand its loan portfolio, competition for sources of funds, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time